Exhibit 2.1

ARTICLES OF MERGER

OF

VOYAGER OIL & GAS, INC.

(a Delaware corporation)

WITH AND INTO

VOYAGER OIL & GAS 1, INC.

(a Montana corporation)

Pursuant to Section 35-1-816 of the Montana Business Corporation Act (the “MBCA”), the undersigned corporation hereby certifies:

1.               Names of Constituent Corporations.  The name of the parent corporation is Voyager Oil & Gas, Inc., a Delaware corporation (“Voyager Delaware”).  The name of the subsidiary corporation is Voyager Oil & Gas 1, Inc., a Montana corporation (“Voyager Montana”).  The surviving corporation is Voyager Oil & Gas 1, Inc., a Montana corporation (“Surviving Corporation”), and its name will be changed to Voyager Oil & Gas, Inc.

2.               Plan of Merger.  The Plan of Merger (“Plan of Merger”), attached hereto as Exhibit A and incorporated herein by reference, has been approved by the board of directors and stockholders of Voyager Delaware, and the board of directors of Voyager Montana pursuant to Section 35-1-815 of the MBCA.

3.               No Shareholder Vote.  The Plan of Merger was submitted to the stockholders of Voyager Delaware for approval, but was not submitted to the shareholders of Voyager Montana because (i) Voyager Delaware is the sole shareholder of Voyager Montana and both the board of directors and stockholders of Voyager Delaware have approved the Plan of Merger; and (ii) the Articles of Incorporation of Surviving Corporation will not differ from its Articles of Incorporation prior to the merger.  The stockholders of Voyager Delaware approved the Plan of Merger as follows:

Voting Group	Votes cast “For” the Plan of Merger	Votes cast “Against” the Plan of Merger	Number of Votes Abstaining	Number of Broker Non- Votes
Common	25,063,792	76,765	19,162	13,330,481

4.               Effective Time.  The effective time of the merger of Voyager Delaware into Voyager Montana in accordance with the Plan of Merger will be upon filing with the Montana Secretary of State.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned corporation has executed these Articles of Merger as of this 31st day of May, 2011.

VOYAGER OIL & GAS, INC.,
a Montana corporation

/s/ Mitchell R. Thompson
By: Mitchell R. Thompson
Its: Chief Financial Officer

VOYAGER OIL & GAS, INC.,
a Delaware corporation

/s/ Mitchell R. Thompson
By: Mitchell R. Thompson
Its: Chief Financial Officer

EXHIBIT A

PLAN OF MERGER OF

VOYAGER OIL & GAS, INC., A DELAWARE CORPORATION

WITH AND INTO

VOYAGER OIL & GAS 1, INC., A MONTANA CORPORATION

1.                                       The name and jurisdiction of organization of each constituent entity is: Voyager Oil & Gas, Inc., a Delaware corporation (“Voyager Nevada”) and Voyage Oil & Gas 1, Inc., a Montana corporation, and its name will be changed to Voyager Oil & Gas, Inc. (“Voyager Montana”), or if such name has not been accepted by the relevant governmental, regulatory and self-regulatory authorities, such other similar name as may be allowed for Voyager Montana.

2.                                       The name, jurisdiction of organization and kind of entity that will survive the merger is: Voyager Oil & Gas, Inc., a Montana corporation, or if such name is not accepted by the relevant governmental, regulatory and self-regulatory authorities, such other similar name as may be allowed in Montana for a corporation.

3.                                       Terms and conditions of the merger: At a time (the “Effective Time”) to be determined by the Board of Directors of Voyager Delaware (the “Board”), Voyager Delaware will be merged with and into Voyager Montana (the “Merger”).

a.                                       the Effective Time, the separate existence of Voyager Delaware will cease and Voyager Montana will possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, disabilities and duties of each of Voyager Delaware and Voyager Montana.

b.                                      All and singular rights, privileges, powers and franchises of each of Voyager Delaware and Voyager Montana and all property, real, personal, or mixed and all debts due to each of Voyager Delaware and Voyager Montana on whatever account, as well as all other things in action belonging to each of Voyager Delaware and Voyager Montana, will be vested in Voyager Montana.

c.                                       All property, rights, privileges, powers and franchises and all and every other interest will be thereafter the property of Voyager Montana as they were of Voyager Delaware or Voyager Montana.

d.                                      The title to any real estate vested by deed or otherwise, in either of Voyager Delaware or Voyager Montana will not revert or be in any way impaired by reason of the Merger.

e.                                       All rights of creditors and all liens upon any property of Voyager Delaware will be preserved unimpaired.

f.                                         To the extent permitted by law, any claim existing or action or proceeding pending by or against either of Voyager Delaware or Voyager Montana may be prosecuted as if the Merger had not taken place. All debts, liabilities and duties of Voyager Delaware and Voyager Montana will thenceforth attach to Voyager Montana and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

g.                                      All acts, plans, policies, agreements, arrangements, approvals and authorizations of Voyager Oil, its stockholders, directors, officers, employees and agents that were valid and effective immediately prior to the Effective Time, will be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of Voyager Montana and will be effective and binding thereon as the same were with respect to Voyage Delaware.

4.                                       The manner and basis, if any, of converting the owner’s interest of each constituent entity into owner’s interests, rights to purchase owner’s interests, or other securities of the surviving or other entity or into cash or other property in whole or in part or cancelling such owner’s interests in whole or in part: At the Effective Time, all of the common stock of Voyager Delaware issued and outstanding immediately prior to the Effective Time, shall automatically and without further act of Voyager Delaware, Voyager Montana or any holder thereof, be extinguished and converted into the common stock of Voyager Montana on a 1:1 basis.

5.                                       Amendment to the Plan of Merger: The Board may amend this Plan of Merger at any time after the stockholders of Voyager Delaware approve this Plan of Merger, but before the Articles of Merger become effective, without obtaining the approval of the stockholders of Voyager Delaware for the amendment if the amendment does not:

a.                                       Alter or change the manner or basis of exchanging an owner’s interest to be acquired for owner’s interests, rights to purchase owner’s interests, or other securities of Voyager Montana, or for cash or other property in whole or in part; or

b.                                      Alter or change any of the terms and conditions of this Plan of Merger in a manner that adversely affects the stockholders of Voyager Delaware.